Concho Resources Inc. Reports Second Quarter 2007
Financial and Operating Results and Provides 2007 Guidance
          MIDLAND, Texas, Aug. 29/PRNewswire-FirstCall/ — Concho Resources Inc. (NYSE: CXO) “Concho” or the “Company” today reported second quarter 2007 financial and operating results. Highlights include:
•	Production of 7.3 Bcfe, up 22% over the same period in 2006

•	Proved reserves increased to 506 Bcfe, up 8% from year-end 2006

•	Reserve Replacement rate[1] for the first six months of 2007 of 371%

•	EBITDAX (a non-GAAP financial measure reconciled below) of $46.5 million, up 17% from the same period in 2006
1The Company uses the reserve replacement ratio as an indicator of the company’s ability to replenish annual production volumes and grow its reserves, thereby providing some information on the sources of future production. It should be noted that the reserve replacement ratio is a statistical indicator that has limitations. The ratio is limited because it typically varies widely based on the extent and timing of new discoveries and property acquisitions. Its predictive and comparative value is also limited for the same reasons. In addition, since the ratio does not imbed the cost or timing of future production of new reserves, it cannot be used as a measure of value creation.
          Production for the second quarter of 2007 totaled 7.3 Bcfe (730 MBbls and 3.0 Bcf), an increase of 22% as compared to 6.0 Bcfe (580 MBbls and 2.5 Bcf) produced in the second quarter of 2006. For the first six months of 2007, production totaled 14.5 Bcfe, representing a 56% increase over the 9.3 Bcfe produced in the first six months of 2006. On a proforma basis, as if the Chase Group Combination had occurred on January 1, 2006, production for the first six months of 2007 increased 24% compared to pro forma production for the first six months of 2006 of 11.7 Bcfe.
          As of July 1, 2007, the Company estimates that its total proved reserves were 506 Bcfe (57% proved developed) utilizing a WTI posted oil price of $67.25 per barrel and a Henry Hub spot market natural gas price of $6.80 per MMBtu. The Company’s estimate of its total proved reserves as of July 1, 2007 is based on the Company’s internal reserve analysis and has not been prepared by, reviewed or audited by the Company’s independent petroleum engineers. This total represents an 8% increase from year-end 2006 total proved reserves of 467 Bcfe (54% proved developed). The reserve estimate as of July 1, 2007 would have been reduced by approximately 6 Bcfe had the Company utilized year-end 2006 SEC pricing of $57.75 WTI posted oil price per Barrel and $5.635 Henry Hub spot market natural gas price per MMBtu.
          For the three months ended June 30, 2007, Concho reported net income of $5.9 million, or $0.10 per diluted share, on revenues of $66.1 million, as compared to net income of $7.6 million, or $0.13 per diluted share, on revenues of $51.7 million for the three months ended June 30, 2006. EBITDAX (defined as earnings before interest expense, income taxes, depreciation, depletion and accretion, property impairments, exploration expense, ineffective portion of cash flow hedges and non-cash compensation expense) increased to $46.5 million in the second quarter of 2007, as compared to $39.6 million in the same period of 2006.

          Included in general and administrative expense for the three months ended June 30, 2007 was non-cash, stock-based compensation expense of $1.1 million and employee and officer bonuses totaling $2.5 million. The $5.9 million exploration and abandonment charge included $5.6 million of exploratory dry holes and $0.3 million of geological and geophysical expense. The Company’s exploratory dry hole expense during the three months ended June 30, 2007 was primarily attributable to three unsuccessful operated exploratory wells; one of which was drilled in the Western Delaware Basin in Culberson County, Texas, and the other two of which were drilled on the Company’s Southeast New Mexico Basin properties in Eddy and Lea Counties.
          Tim Leach, Concho’s Chairman and CEO commented, “Our significant organic production and reserve growth in the first half of 2007 is primarily attributable to the continued drilling success we have had on our core New Mexico Shelf assets. We have recently added a fifth drilling rig on the Shelf and will continue to aggressively exploit these assets while focusing on enhancing returns by reducing drilling time, containing costs, and optimizing how we access these reserves.”
Operations
New Mexico Shelf
          For the first six months of 2007, the Company drilled or participated in 32 wells (29 operated) on the Shelf, 21 of which had been completed as producers and 11 of which were in progress at June 30, 2007. In addition, the Company completed 30 workovers on the Shelf in the first half of 2007. Of the 32 wells drilled, 29 were drilled to the Blinebry interval, and of those 29 wells, 28 will be dually completed in the Blinebry and Paddock intervals (“combination well”). Since the closing of the Chase Group Combination in February 2006, Concho has drilled 81 wells to the Blinebry interval, 80 of which were completed as combination wells. For the full year of 2007, the Company plans to drill or participate in a total of 98 wells (87 operated) on its New Mexico Shelf assets, 84 of which are expected to be drilled to the Blinebry interval. In addition, the Company plans to complete 64 workovers on the Shelf in 2007.
          In late June and early July, a natural gas processing plant through which we process and sell production from our New Mexico Shelf assets was shut-down twice for repair, first as a result of severe weather and a second time due to equipment failure. As a result, our second quarter production was reduced by an estimated 160,000 Mcfe, or 1.8 MMcfepd and our third quarter production will be reduced by an estimated 260,000 Mcfe, or 2.8 MMcfepd.
          Due to the continued success of the Company’s Blinebry drilling program, and in conjunction with its internal mid-year reserve study, we have now identified a total of approximately 1,304 drilling locations and 707 recompletion opportunities on our Shelf assets as of July 1, 2007. Of the 1,304 drilling locations, approximately 450 are expected to be combination wells, a significant increase over the expected 243 combination wells identified at year-end 2006. During the second quarter of 2007, the Company achieved significant improvements in the reduction of drilling time on wells drilled to the Paddock and Blinebry intervals as compared to the second half of 2006. The decrease in drilling days, from 17 to 12 on average, is primarily attributable to efficiencies gained through a continuous drilling program and the application of new technologies in the area.
          During the second quarter of 2007, the Company operated four drilling rigs on its core New Mexico Shelf assets, and in late July a fifth rig was added in this area. In the second half of 2007, in addition to the five rig drilling program on our New Mexico Shelf assets, the Company plans to initiate a 160 acre pilot water flood in the Paddock interval, re-frac at least four existing Paddock producers with modern fracture stimulation technology, and evaluate Paddock well deepenings and horizontal applications to access the Blinebry interval.
Emerging Resource Plays
Southeast New Mexico
          During the fourth quarter of 2006, the Company drilled a horizontal test well to a total vertical depth of approximately 6,500 feet with a 3,000 foot lateral in the oil window of the Wolfcamp horizon, and completed the well as a producer in mid-February 2007. The well initially flowed approximately 320 Boepd and is currently producing approximately 250 Boepd. The Company plans to drill 5 additional wells in this play during the remainder of 2007 utilizing a one rig program. In addition to the Wolfcamp oil play, the Company is active in the horizontal gas play that is being actively exploited along the Northwestern rim of the Delaware Basin. In the gas portion of the play, the Company’s position is primarily non-operated and to date the Company has drilled or participated in one re-entry and seven drilled wells.
Western Delaware Basin
          The Company has drilled four vertical exploration wells testing either the Atoka, Barnett, Bone Spring, or Woodford Shale formations or a combination thereof. As of June 30, 2007, the Company had one exploratory well in the Western Delaware Basin of Texas on which the drilling had been completed for more than one year, with a total cost of approximately $6.1 million. This well has been completed in two of the four prospective formations that are being tested in the project area and has found both zones capable of producing gas in the vertical well bores; however, quantities found thus far are not commercial. The current evaluation being conducted on this well is to determine the viability of another one of the four prospective formations which is deeper than the formations to which the well has currently been completed. This formation is a shale formation that is productive in another of the Company’s exploratory wells located in the Western Delaware Basin. If determined to be a viable target formation, assessing it would require re-entry into the existing well bore.
          A second well drilled and completed in the project area was flowing gas to sales during its initial evaluation stage during the six months ended June 30, 2007. This well will be included in the evaluation of the viability of the additional prospective formation in the deeper horizon described above. Accumulated capitalized exploratory costs on this well of approximately $5.2 million have been capitalized for a period of one year or less.
          The Company anticipates finalizing its evaluation of this deeper, prospective formation in these two wells by the end of the third quarter of 2007. Depending on the test results and our evaluation of the additional target formation, the costs capitalized for the completed wells could be charged to expense during the third quarter of 2007.
          A third well in the prospect area was fracture stimulated in the Woodford Shale formation in early July and tested at a rate of approximately 1 MMcfpd. This vertical well is currently flowing gas to sales at a rate of approximately 800 Mcfpd.
          The fourth well drilled in the project area to test the Bone Spring Shale formation has been abandoned and a charge of approximately $2.8 million was recognized as exploratory dry hole expense in the second quarter of 2007.
Central Basin Platform
          In this unconventional shale play, located primarily in Andrews County, Texas, the Company has recently increased its acreage position to approximately 23,000 gross (22,000 net) acres. The Company plans to commence drilling operations on its first well in this play prior to year-end 2007.
Guidance for the year ending December 31, 2007

Production:
Natural Gas Equivalent (Bcfe)	28 -- 30
Oil (MMbbl)	2.75 -- 2.95
Natural Gas (Bcf)	11.5 -- 12.3

Price Differentials to NYMEX: (excluding the effects of hedging)
Oil (per Bbl)	8 -- 9%
Natural Gas (per Mcf)	3 -- 4%

Operating costs and expenses:
Production expense (per Mcfe)	$0.95 -- $1.00
Production tax (percent of oil & gas revenue)	8%
Depreciation, depletion, and Accretion (per Mcfe)	$2.50 -- $2.60
General and administrative (per Mcfe)	$0.57 - $0.62
Non-cash stock-based compensation (per Mcfe)	$0.14 - $0.16
Exploration, abandonments and G&G (per Mcfe)	$0.40 - $0.80
Interest Expense (as a % of outstanding debt)	7.5 -- 8.0%

Income tax rate	40%
Percent deferred	Approximately 80%

Initial Public Offering
          On August 2, 2007, the Company announced the initial public sale of 20,887,107 shares of common stock at $11.50 per share, of which 13,332,851 shares were sold by the Company, resulting in net proceeds to the Company of $139.3 million. Subsequently the underwriting group exercised its over-allotment option with respect to an additional 3,133,066 shares, resulting in additional net proceeds to the Company of $33.9 million. Net proceeds aggregating $173.2 million, were utilized to repay a portion of the Company’s outstanding indebtedness.
2007 Capital Budget
          As a result of increased drilling efficiencies, and the additional wells expected to be drilled during 2007 as a result of those efficiencies on its New Mexico Shelf assets and due to increased leasing and drilling activities in two of its emerging plays, the Company has increased its 2007 capital budget 19% to approximately $183 million from approximately $154 million. Approximately 82% of the total capital will be allocated to exploration and development activities associated with conventional properties in the Permian Basin, with the remaining 18% being allocated to leasehold acquisition and exploration drilling activities on the Company’s emerging resource plays.
Conference Call Information
          The Company will host a conference call on Thursday, August 30, 2007 at 10:00 a.m. Central Time to discuss second quarter 2007 financial and operating results. Interested parties may listen to the conference call via the Company’s website at http://www.conchoresources.com or by dialing (866) 700-7173 (passcode: 64446261). A replay of the conference call will be available for 30 days on the Company’s website or by dialing (888) 286-8010 (passcode: 55981904).
Forward-Looking Statements and Cautionary Statements
          The foregoing contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future are forward-looking statements. Without limiting the generality of the foregoing, forward-looking statements contained in this press release specifically include the expectations of plans, strategies, objectives and anticipated financial and operating results of the Company, including as to the Company’s drilling program, production, hedging activities, capital expenditure levels and other guidance included in this press release. These statements are based on certain assumptions made by the Company based on management’s experience and perception of historical trends, current conditions, anticipated future developments and other factors believed to be appropriate. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company, which may cause actual results to differ materially from those implied or expressed by the forward-looking statements. These include risks relating to financial performance and results, prices and demand for oil and natural gas, availability of drilling equipment and personnel, availability of sufficient capital to execute our business plan, our ability to replace reserves and efficiently develop and exploit our current reserves and other important factors that could cause actual results to differ materially from those projected as described in the Company’s reports filed with the Securities and Exchange Commission.
          Any forward-looking statement speaks only as of the date on which such statement is made and the Company undertakes no obligation to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by applicable law .
About Concho Resources Inc.
          Concho Resources Inc. is an independent oil and natural gas company engaged in the acquisition, development, exploitation and exploration of oil and natural gas properties. The Company’s conventional operations are primarily focused in the Permian Basin of Southeast New Mexico and West Texas. In addition, the Company is involved in a number of unconventional emerging resource plays.

Concho Resources Inc. and subsidiaries
Consolidated balance sheets

	June 30,	December 31,
(in thousands, except share and per share data)	2007	2006

Assets	(unaudited)
Current assets:
Cash and cash equivalents	$10,387	$1,122
Accounts receivable:
Oil and gas	28,976	27,304
Joint operations and other	10,880	22,638
Related parties	—	1,449
Derivative instruments	81	6,013
Deferred income taxes	82	82
Inventory	1,314	1,309
Prepaid insurance and other	4,857	3,848

Total current assets	56,577	63,765

Property and equipment, at cost:
Oil and gas properties, successful efforts method:
Proved properties	1,219,270	1,159,756
Unproved properties	235,365	239,462
Accumulated depletion and depreciation	(123,855)	(84,098)

Total oil and gas properties, net	1,330,780	1,315,120
Other property and equipment, net	6,136	5,535

Total property and equipment, net	1,336,916	1,320,655

Deferred loan costs, net	5,100	4,417
Other assets	335	1,235

Total assets	$1,398,928	$1,390,072

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable:
Trade	$3,355	$16,157
Related parties	1,493	3,593
Other current liabilities:
Revenue payable	9,497	9,901
Accrued drilling costs	9,251	17,051
Accrued interest	8,833	8,004
Other accrued liabilities	5,673	6,220
Derivative instruments	5,692	6,224
Dividends payable	—	87
Chase Group unaccredited investors asset purchase obligation	—	906
Current portion of long-term debt	2,500	400
Current asset retirement obligations	1,545	1,958

Total current liabilities	47,839	70,501

Long-term debt	501,540	495,100
Noncurrent derivative instruments	2,709	—
Deferred income taxes	245,863	241,752
Asset retirement obligations and other long-term liabilities	7,072	7,563
Commitments and contingencies
Stockholders’ equity:
Series A preferred stock, $0.01 par value; 30,000,000 shares authorized; zero shares issued and outstanding at June 30, 2007 and December 31, 2006	—	—
Preferred stock, $0.001 par value; 10,000,000 shares authorized; and zero shares issued and outstanding at June 30 ,2007 and December 31, 2006	—	—
Common stock, $0.001 par value; 300,000,000 authorized; 59,167,060 and 59,092,830 shares issued and outstanding at June 30, 2007 and December 31, 2006, respectively	59	59
Additional paid-in capital	577,993	575,389
Notes receivable from officers and employees	(2,616)	(12,858)
Retained earnings	22,655	12,152
Accumulated other comprehensive income (loss)	(4,186)	414

Total stockholders’ equity	593,905	575,156

Total liabilities and stockholders’ equity	$1,398,928	$1,390,072

Concho Resources Inc. and subsidiaries
Consolidated statements of operations

	Three months ended		Six months ended
	June 30,		June 30,
(in thousands, except per share amounts)	2007	2006	2007	2006

Operating revenues:	(unaudited)		(unaudited)
Oil sales	$43,096	$34,094	$82,467	$50,498
Natural gas sales	23,007	17,624	43,982	26,872

Total operating revenues	66,103	51,718	126,449	77,370
Operating costs and expenses:
Oil and gas production	6,950	5,058	14,209	8,987
Oil and gas production taxes	5,256	4,229	9,943	6,210
Exploration and abandonments	5,864	495	6,305	1,401
Depreciation and depletion	17,609	15,257	37,033	22,496
Accretion of discount on asset retirement obligations	115	88	228	109
Impairments of proved oil and gas properties	2,085	2,978	3,198	3,083
Contract drilling fees — stacked rigs	915	—	4,269	—
General and administrative (Including non-cash stock-based compensation of $1,128 and $329 for the three months ended June 30, 2007 and 2006, respectively, and $1,953 and $6,951 for the six months ended June 30, 2007 and 2006, respectively	7,629	3,153	11,921	12,212
Ineffective portion of cash flow hedges	(99)	340	1,156	1,126

Total operating costs and expenses	46,324	31,598	88,262	55,624

Income from operations	19,779	20,120	38,187	21,746

Other income (expense):
Interest expense	(10,074)	(8,204)	(20,749)	(11,814)
Other, net	208	271	473	574

Total other expense	(9,866)	(7,933)	(20,276)	(11,240)

Income before income taxes	9,913	12,187	17,911	10,506
Income tax expense	(3,988)	(4,566)	(7,363)	(4,313)

Net income	5,925	7,621	10,548	6,193
Preferred stock dividends	(11)	(32)	(45)	(1,178)
Effect of induced conversion of preferred stock	—	—	—	11,601

Net income applicable to common shareholders	$5,914	$7,589	$10,503	$16,616

Basic earnings per share:
Net income per share	$0.10	$0.14	$0.19	$0.42

Shares used in basic earnings per share	57,747	54,877	56,369	39,512

Diluted earnings per share:
Net income per share	$0.10	$0.13	$0.18	$0.39

Shares used in diluted earnings per share	59,625	58,344	59,260	42,509

Concho Resources Inc. and subsidiaries
Consolidated statements of cash flows

	Six months ended
	June 30,
(in thousands)	2007	2006

CASH FLOWS FROM OPERATING ACTIVITIES:	(unaudited)
Net income	$10,548	$6,193
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and depletion	37,033	22,496
Impairments of proved oil and gas properties	3,198	3,083
Accretion of discount on asset retirement obligations	228	109
Exploration expense, including dry holes	5,665	363
Non-cash compensation expense	1,954	6,951
Gas imbalances	54	(2)
Ineffective portion of cash flow hedges	1,156	1,126
Deferred rent liability	41	112
Deferred income taxes	7,399	3,785
Interest accrued on officer and employee notes	(240)	(331)
Amortization of deferred loan costs	1,889	828
Amortization of discount on long-term debt	40	—
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable	10,640	(8,470)
Prepaid insurance and other	(1,015)	(2,288)
Other assets	—	12
Accounts payable	(14,902)	6,230
Revenue payable	(404)	(6,087)
Accrued liabilities	(519)	(1,214)
Accrued interest	829	493

Net cash provided by operating activities	63,594	33,389

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures on oil and gas properties	(69,889)	(82,460)
Acquisition of oil and gas properties and other assets	(256)	(414,920)
Additions to other property and equipment	(1,114)	(492)
Proceeds from the sale of oil and gas properties	652	—

Net cash used in investing activities	(70,607)	(497,872)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of long-term debt	266,100	485,505
Payments of long-term debt	(257,600)	(88,500)
Proceeds from issuance of subscribed units and common stock	—	61,178
Payments of preferred stock dividends	(132)	(2,511)
Proceeds from repayment of officer and employee notes	10,482	—
Payments for loan origination costs	(2,572)	(5,000)
Negative cash balances	—	4,629

Net cash provided by financing activities	16,278	455,301

Net increase (decrease) in cash and cash equivalents	9,265	(9,182)
BEGINNING CASH AND CASH EQUIVALENTS	1,122	9,182

ENDING CASH AND CASH EQUIVALENTS	$10,387	$—

SUPPLEMENTAL CASH FLOWS:
Cash paid for interest and fees, net of $1,336 and $1,001 capitalized	$18,891	$11,294

Cash paid for income taxes	$1,800	$100

NON-CASH INVESTING AND FINANCING ACTIVITIES:
Issuance of common stock in acquisition of oil and gas properties and other assets	$650	$384,336
Deferred tax effect of acquired oil and gas properties	$—	$227,735
Issuance of notes receivable issued in connection with capital options	$—	$3,158
Discount on long-term debt	$(1,000)	$—

Concho Resources Inc. and subsidiaries
Summary production and price data
The following table presents selected financial and operating information of Concho Resources Inc. (as successor to Concho Equity Holdings Corp.) for the three and six months ended June 30, 2007 and 2006:

	Three months ended		Six months ended
	June 30,		June 30,
	2007	2006	2007	2006
(in thousands, except price data)	(unaudited)		(unaudited)

Oil sales	$43,096	$34,094	$82,467	$50,498
Natural gas sales	23,007	17,624	43,982	26,872

Total operating revenues	66,103	51,718	126,449	77,370
Operating costs and expenses	46,324	31,598	88,262	55,624
Interest, net and other revenue	9,866	7,933	20,276	11,240

Income before income taxes	9,913	12,187	17,911	10,506
Income tax expense	(3,988)	(4,566)	(7,363)	(4,313)

Net income	$5,925	$7,621	$10,548	$6,193

Production volumes:
Oil (MBbl)	730	580	1,438	893
Natural gas (MMcf)	2,953	2,502	5,905	3,916
Natural gas equivalent (MMcfe)	7,330	5,985	14,536	9,273
Average prices:
Oil, without hedges ($/Bbl)	$60.15	$64.04	$57.16	$61.48
Oil, with hedges ($/Bbl)	$59.07	$58.73	$57.33	$56.56
Natural gas, without hedges ($/Mcf)	$7.77	$6.93	$7.42	$6.87
Natural gas, with hedges ($/Mcf)	$7.79	$7.04	$7.45	$6.86
Natural gas equivalent, without hedges ($/Mcfe)	$9.12	$9.11	$8.67	$8.82
Natural gas equivalent, with hedges ($/Mcfe)	$9.02	$8.64	$8.70	$8.34
Bbl — Barrel
MBbl — Thousand barrels
Mcf — Thousand cubic feet
MMcf — Million cubic feet
Mcfe — Thousand cubic feet of natural gas equivalent (computed on an energy equivalent basis of one Bbl equals six Mcf)
MMcfe — Million cubic feet of natural gas equivalent (computed on an energy equivalent basis of one Bbl equals six Mcf)

Conch Resources Inc. and subsidiaries
Supplemental non-GAAP financial measures
EBITDAX (as defined below) is presented herein, and reconciled to the generally accepted accounting principle (“GAAP”) measure of net income because of its wide acceptance by the investment community as a financial indicator of a company’s ability to internally fund exploration and development activities.
We define EBITDAX as net income, plus (1) exploration and abandonments expense (2) depreciation & depletion expense (3) accretion expense (4) impairments of proved oil and gas properties (5) non-cash stock-based compensation expense (6) ineffective portion of cash flow hedges (7) interest expense, the amortization of related debt issuance costs and other financing costs, net of capitalized interest, and (9) federal and state income taxes, less other ancillary income including interest income, gathering income and rental income. EBITDAX is not a measure of net income or cash flow as determined by generally accepted accounting principles.
Our EBITDAX measure provides additional information which may be used to better understand our operations. EBITDAX is one of several metrics that we use as a supplemental financial measurement in the evaluation of our business and should not be considered as an alternative to, or more meaningful than, net income, as an indicator of our operating performance. Certain items excluded from EBITDAX are significant components in understanding and assessing a company’s financial performance, such as a company’s cost of capital and tax structure, as well as the historic cost of depreciable assets, none of which are components of EBITDAX. EBITDAX as used by us may not be comparable to similarly titled measures reported by other companies. We believe that EBITDAX is a widely followed measure of operating performance and is one of many metrics used by our management team and by other users of our consolidated financial statements. For example, EBITDAX can be used to assess our operating performance and return on capital in comparison to other independent exploration and production companies, without regard to financial or capital structure, and to assess the financial performance of our assets and our company without regard to capital structure or historical cost basis.

The following table provides a reconciliation of net income to EBITDAX:

	Three months ended		Six months ended
	June 30,		June 30,
(in thousands)	2007	2006	2007	2006

	(unaudited)		(unaudited)
Net income	$5,925	$7,621	$10,548	$6,193
Exploration and abandonments	5,864	495	6,305	1,401
Depreciation and depletion	17,609	15,257	37,033	22,496
Accretion of discount on asset retirement obligations	115	88	228	109
Impairments of proved oil and gas properties	2,085	2,978	3,198	3,083
Non-cash stock-based compensation .	1,128	329	1,953	6,951
Ineffective portion of cash flow hedges	(99)	340	1,156	1,126
Interest expense	10,074	8,204	20,749	11,814
Other, net	(208)	(271)	(473)	(574)
Income tax expense	3,988	4,566	7,363	4,313

EBITDAX	$46,481	$39,607	$88,060	$56,912

Concho Resources Inc. and subsidiaries
Derivatives information as of June 30, 2007 (a)
The tables below provide the volumes and related data associated with our oil and natural gas hedging as of June 30, 2007 (unaudited):
Oil and natural gas price collars

					El Paso
					Natural Gas—
					Permian Basin
					natural gas
		NYMEX oil prices		MMBtus	prices		Fair
	Barrels			of natural			market
Period of time	of oil	Floor	Cap	gas	Floor	Cap	value

							(in thousands)
July 1, 2007 thru December 31, 2007	119,600	$37.95	$41.75	—	$—	$—	$(3,467)
July 1, 2007 thru December 31, 2007	—	$—	$—	644,000	$5.00	$6.02	$(458)
July 1, 2007 thru December 31, 2007	—	$—	$—	2,300,000	$6.25	$10.80	$1,482
January 1, 2008 thru December 31, 2008	—	$—	$—	4,941,000	$6.50	$9.35	$(413)

Total net fair market value liability							$(2,856)

Oil and natural gas price swaps

				El Paso
				Natural Gas—
			MMBtus	Permian Basin	Fair
	Barrels	NYMEX oil	of natural	natural gas	market
Period of time	of oil	swap prices	gas	swap price	value

					(in thousands)
July 1, 2007 thru December 31, 2007	—	—	386,400	$7.40	$356
July 1, 2007 thru December 31, 2007	423,200	$67.85	—	—	$(1,417)
January 1, 2008 thru December 31, 2008	951,600	$67.50	—	—	$(4,403)

Total net fair market value liability					$(5,464)

(a)	Bank of America, N.A., BNP Paribas, JPMorgan Chase Bank, N.A., and Wachovia Bank, N.A. are the counterparties in our derivative instruments.
Contact:
Jack Harper (432) 683-7443
Vice President — Business Development and Capital Markets of Concho Resources Inc.
1-432-683-7443
jharper@conchoresources.com
http://www.conchoresources.com